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                                                       Exhibit 10(ggggg)

                        REAL ESTATE SALES CONTRACT


     THIS CONTRACT, made as of this 20th day of December, 1996, by and between American Family Homes, Inc. ("Seller") and Darby Station Limited Partnership, Interstate Business Corporation, General Partner or assigns ("Purchaser").

                                WITNESSETH

     NOW, THEREFORE, in consideration of the mutual covenants of Seller and Purchaser and for other good and valuable consideration, the receipt and sufficiency of which Seller acknowledges, Seller and Purchaser agree as follows:

     1. Agreement of Sale and Purchase. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, in fee simple absolute, under terms and conditions set forth below, all that parcel of land containing 11.8915 acres located in the Dorchester Neighborhood of St. Charles PUD, Charles County, Maryland and known as Parcel K, containing ninety-four (94) townhome lots hereinafter collectively referred to as the Property, more particularly described and shown as Exhibit A, attached hereto and made a part hereof.

     2. Purchase Price. The total purchase price for the Property shall be Sixteen Thousand One Hundred Dollars ($16,100.00) per lot or One Million Five Hundred Thirteen Thousand Four Hundred ($1,513,400) Dollars in cash.

     3.   Payment of Purchase Price.    The total purchase price for the
property shall be paid as follows:

     (a) Twenty percent (20%) of the total Purchase Price, Three Hundred Twenty Thousand Four Hundred Seventy Eight Dollars and Forty Eight Cents ($32,000) shall be payable in cash at Closing.

     (b) The remaining eighty percent (80%) of the Purchase Price, One Million One Hundred Ninety Two Thousand, Nine Hundred Twenty One Dollars and Fifty Two Cents ($1,192,921.52) shall be payable by Purchaser's negotiable deferred purchase money promissory note (hereinafter referred to as the "Note") substantially in the form of attached Exhibit B, which shall be payable in the following manner:

     (i) The Note shall accrue interest at the rate of eight percent (8%) per annum from the date of Closing until maturity, at which time the full principal amount of the Note plus accrued interest thereon shall be due and payable.

     (ii) In the event that Purchaser prepays a portion of the Total Purchase Price, the prorate portion of the Purchase Price which is prepaid shall be due and payable upon settlement of those Lots(s). In the event the appraisal is more than or less than the Sixteen Thousand One Hundred Dollars per lot, the Purchase price and the corresponding note will be adjusted accordingly.

     (iii) The outstanding principal balance and all accrued interest due thereon shall be due and payable in full, unless sooner paid, on December 15, 1997.

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The note shall be secured by a first deed of trust on the real property
(hereinafter called the "Deed of Trust") substantially in the form of attached Exhibit C.

     3a.  Additional Consideration.

          A. Purchaser in the name of and on behalf of the Seller, agrees that it will pay to the Charles County Department of Public Works, or such other legal entity providing sewer and/or water services to the aforesaid lots, the charges in effect at the time of connection for connection to the sewer and/or water system including such other charges as may be imposed by such authority, the charge per dwelling unit for the purpose of providing a sewer connection to the Mattawoman Interceptor or similar interceptor serving the balance of the project.

     All rebates and/or credits shall inure to the benefit of and be repaid to the Seller.

          B. Purchaser will pay to Seller a fee of $200.00 per dwelling unit for off-site construction of interceptors, pumping or treatment facilities.

          C. Purchaser shall pay in a timely fashion, in the name of and on behalf of the Seller, the applicable off-site road fee imposed by the Charles County Department of Public Works and the applicable school impact fee.

          D. Purchaser shall provide and install all mailboxes onto provided mailbox structures as required by local Post Office and the St. Charles Planning and Design Review Board.

          E. Purchaser agrees to comply with all of the requirements of Docket 90 for Parcel K, as attached.

          F. Purchaser agrees to comply with all requirements of the Preliminary Plan, as approved.

          G. Purchaser shall pay all fines imposed by Maryland Department of the Environment due to failure of Purchaser's lot(s) to comply with Erosion and Sediment Control Ordinances.

     4. Title. The Lots purchased hereunder shall be conveyed by Seller with good and marketable title of record and in fact, in fee simple, free and clear of all liens and encumbrances of any kind, except covenants, conditions, easements and restrictions of record ordinarily recorded in the development of residential housing developments and uniformly applicable to all other lots in each group or section purchased by Purchaser, including but not limited to, the Declaration of Easements, Covenants, Conditions and Restrictions recorded for Westlake Village and Dorchester Neighborhood and Westlake Village Architectural Covenants. At Closing, conveyance of the Property to the Purchaser shall be effected by a good and sufficient special warranty deed.

     5. Investigation. The Purchaser shall have the right within 30 days from the acceptance date of this contract by the Seller to cause any one or more of the following to be made: boring, engineering, market, economic, topographic tests, studies, and or investigations as to the subject property. In the event that any one or more of said tests, studies, and or

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investigations do not warrant the development of the Property, in the sole discretion of the Purchaser, then and in such event, the purchaser shall have the right within said 30 day period to terminate this contract and to forthwith receive a full refund of his deposit paid hereunder.

     6.   Settlement.    The Purchaser agrees to settle on the property
within 15 days after notification to Seller that all of the conditions of approval placed on the project by the Charles County Planning Commission are acceptable to the Purchaser, but in no event later than December 27, 1996. Settlement on the land shall take place at the law offices of the Purchaser's choosing. TIME IS OF THE ESSENCE.

     7. Failure to Deliver Title. Should Seller be unable to deliver title in accordance with the provisions of this Agreement or any extension of time agreed upon by the parties, it is agreed that Purchaser's liability shall terminate; provided, however, that if the defects of title are of such nature that they can readily be remedied by legal action, such action shall be promptly undertaken by Seller, at its expense, and the time of Closing extended for a period not to exceed sixty (60) days for such action.

     8. Use of Property. Purchaser represents and warrants that it is acquiring the Property for the purpose of building and selling townhome units.

     9. Front-Foot Benefit Charges. The Seller advises the builder and the builder agrees to and shall advise all purchasers of lots from the builder, that said lots may be subject to uniform front-foot benefit charges, in accordance with Charles County policies and regulations.

     10. Water and Sewer Services. Seller represents and warrants that water and sewer services shall be furnished by the Charles County Department of Public Works or such other legal entity responsible for furnishing water and sewer services and such services shall be available to Purchaser for each dwelling unit, as and when required by Purchaser, in accordance with the rates, rules and regulations then in effect.

     The Purchaser agrees to notify the Builder(s) that at the time of any application for a building permit for said lot or lots, he will agree in writing that he understands that the Certificate of Use and Occupancy will not be issued for said lot or lots until such time as the water and sewer facilities are determined by the County to be substantially complete and that he will include in any contract of sale which he executes for the sale of said lot or lots a written notice to any subsequent purchaser that a Certificate of Use and Occupancy will not be issued for said lot or lots until the water and sewer facilities are determined by the County to be substantially complete. The builder also understands that a Certificate of Use and Occupancy will not be issued for any lot until it is determined by the County that all roads serving the particular lot are substantially complete. Satisfactory installation of the base coat constitutes "substantially complete".

     11.  FHA and Other Governmental Rules and Regulations.

          A. Purchaser agrees that any dwelling units constructed by it on the aforesaid Lots shall be in accord with the standards, specifications, rules and regulations of all applicable governmental agencies.

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          B.   Seller is including in the sale price of the Lots as set
forth herein all amenities, including but not limited to parks, playgrounds, school sites and neighborhood centers with swimming pool. These amenities are part of Dorchester Neighborhood. A fee for maintenance of community facilities will be applicable in accordance with any assessments applied pursuant to Section 17 herein.

     12.  Architectural Approval.

          A. Purchaser shall submit to Seller, for its written approval, floor plans and elevations on all new dwelling units proposed to be constructed by Purchaser on the aforesaid Lots and from which sales of dwelling units will be made, plus plans for styles and exteriors of all such buildings to be built. The Purchaser also agrees that the Seller, through the St. Charles Planning and Design Review Board, or other committee designated by Seller, has the absolute right to approve or disapprove any and all site plans and architectural plans for structures to be constructed in the St. Charles Communities. See Exhibit D, Fee Schedule.

          B. If Purchaser complies with reasonable standards of design and FHA requirements, Seller guarantees approval of Purchaser's plans by said Committee.

          C. Written approval or disapproval of plans submitted by Purchaser shall be delivered to Purchaser within thirty (30) days after submission of such plans by Purchaser. In the event that the St. Charles Planning and Design Review Board or any committee designated by Seller shall fail to deliver written approval or disapproval of the Purchaser's plans within thirty (30) days after submission of such plans, it shall be conclusively presumed that the plans submitted have been approved.

     13.  Advertising.

          A. Purchaser agrees that in its sales program, advertising, publicity and public relations campaign, copy for newspapers, radio, television, billboard and other advertising media and in brochures, circulars and the like, the name and logo "St. Charles" shall be publicized in a prominent manner, and that all advertising copy shall be submitted to and approved by Seller prior to being used by Purchaser.

          B. The Purchaser agrees that any advertisement for the sale of housing or rental of housing constructed by it at St. Charles will adhere to the following restrictions:

          1. The Purchaser shall submit all news releases concerning St. Charles to all publications and radio and TV stations on the list maintained by the Developer for advertising purposes.

          2. All advertising in any communications medium or any printed matter made available to the public shall contain the equal housing opportunity logo, statement or slogan of the Department of Housing and Urban Development (37 F.R. 6702, Table II).

          3. Seller shall provide the necessary signs from the road to the model home site.



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     14.  Trees.  Both Seller and Purchaser agree that they will use their best efforts to preserve the trees on the finished sites.

     15. Restrictive Covenants and Assessments. Purchaser agrees that all of the Lots conveyed under this Agreement are subject to all restrictive covenants that have been or will be recorded against the Property in form as approved by the Seller, which covenants will contain the power of assessment in an association or other entity. Such assessment shall be prorated between the Purchaser and Seller as of the date of settlement. Assessment shall not be more than 75 cents per hundred dollars of assessed valuation of the Property.

     16.  Seller's Representations and Warranties.

          A. Seller represents and warrants that (i) it is the owner of record and in fact, legally and beneficially, of the Property, (ii) it has the right to sell said Property without the agreement of any other person and (iii) it has title that is good and marketable, and not subject to any liens, encumbrances, leases, covenants, conditions, restrictions, rights of way, easements or other matters affecting title which would interfere with Purchaser's intended development of the Property.

     17.  Purchaser's Representations and Warranties.

          A. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland and is qualified to do business in the State of Maryland.

          B. Purchaser and its officers have full right and authority to execute this Purchase Agreement.

     18. Adjustments and Costs. Taxes, metropolitan district charges, front footage or other benefit charges or assessments charged on an annual or other periodic basis by any State, County, District, Commission or any agency or subdivision thereof shall be adjusted and prorated to the date of Closing, except that assessments for improvements existing in or on the Property prior to the date of Closing, whether or not levied or even if payable thereafter, shall be paid by the Seller. The cost of all documentary stamps, transfer taxes, or other taxes on the act of transfer or conveyance required to be paid in full in connection with the transfer of the Property shall be paid in full by Purchaser. Costs of recordation and title examination shall be paid by Purchaser. Any special Farmland Assessment, rezoning tax, recapture tax or successor tax shall be paid in full by Seller.

     19. Risk of Loss. The risk of loss or damage to the Property by fire or other casualty until the deed of conveyance is recorded is assumed by the Seller.

     20. Cable Television. Purchaser agrees that prior to and during the period in which a home or homes on the Property are being constructed, Purchaser shall permit Jones Communications, a Colorado corporation, and its agents, employees and contractors, to lay CATV cable in the same trenches opened for the running of electric lines and, at reasonable times and upon reasonable notice, to enter the premises and pre-wire the premises for cable television service. The right of access granted hereby shall be for the benefit of, and exercisable by, Jones Communications, Inc., or any successor or assignee thereto succeeding to the ownership or operation of its cable television system in St. Charles.

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     21.  Complaints.  As the satisfaction and well being of all purchasers of homes in St. Charles is of importance to Seller and Purchaser, the parties agree that any homeowner complaints shall be treated by Purchaser both courteously and expeditiously.

     22.  Nondiscrimination.

          A. Purchaser agrees that neither it nor anyone authorized to act for it will refuse to sell or rent, after the making of a bona fide offer, or refuse to negotiate for the sale or rental of, or otherwise make unavailable or deny a Lot covered by this Agreement to any person because of race, color, religion, sex or national origin. This covenant shall also be included in the final deed of conveyance, shall run with the land and shall remain in effect without any limitations in time.

          B. Seller and Purchaser agree that any restrictive covenant on the Property relating to race, color, religion, sex, or national origin is recognized as being illegal and void and is specifically disclaimed.

     23. Sole Agreement. This Agreement represents the complete understanding between the parties hereto and supersedes all prior negotiations, representations or agreements, either written or oral, as to the matters described herein. This Agreement may be amended only by a written instrument signed by both parties. No requirements, obligations, remedy or provision of this Agreement shall be deemed to have been waived, unless so waived expressly in writing, and any such waiver of any provision shall not be considered a waiver of any right to enforce such provision thereafter.

     24. Time of the Essence. Time shall be considered of the essence of this Agreement.

     25. Serveability. If any provision of this Agreement shall be held violative of any applicable law or unenforceable for any reason, the invalidity or unenforceability of any such provision shall not invalidate or render unenforceable any other provision hereof which shall remain in full force and effect.

     26. Assignment. Purchaser shall not have the right to assign this Agreement without the consent of Seller, which consent shall not be unreasonably withheld.

     27. Successors, Assigns and Survival. The covenants, agreements and conditions herein contained shall inure to the benefits of and bind the successors and acceptable assigns of the parties hereto. All representation, warranties, covenants and agreements set forth herein shall remain operative and shall survive the Closing on the Property and the execution and delivery of the Deed and shall not be merged therein.

     28. Competitors. Purchaser hereby understands Seller plans to sell lots and acreage to other builders; however, Seller hereby warrants that no other purchasers will receive price and price terms which would in any way place Purchaser at a competitive disadvantage as to price, advertising cooperation, purchase of additional properties, terms of payment, model home lots, quality of construction demanded by the St. Charles Planning and Design Review Board, or other consideration.



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     29.  Notice.  All notices authorized or required herein shall be in writing and shall be sent by registered or certified mail, return receipt requested, to Seller or Purchaser at their respective address as set forth below:

     Seller:   American Family Homes, Inc.
               222 Smallwood Village Center
               St. Charles, Maryland 20602
               Attention:  Edwin L. Kelly

     Buyer:    Darby Station Limited Partnership
               Interstate Business Corporation, General Partner
               222 Smallwood Village Center
               Waldorf, Maryland   20602
               Attention:  J. Michael Wilson, President

     30. Commissions. No real estate commissions are involved in respect to the sale and purchase of the Property described herein.

     31. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

     32. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective seals as of the day and year first above written.








WITNESS:                      AMERICAN FAMILY HOMES, INC.


/s/ Lisa D. Sweeney           By:  /s/ Edwin L. Kelly
----------------------             -----------------------
                                   Edwin L. Kelly

                              Its: Director, Vice Chairman
                                   ------------------------

WITNESS:                      DARBY STATION LIMITED PARTNERSHIP
                              INTERSTATE BUSINESS CORPORATION,
                              GENERAL PARTNER
/s/ Lisa D. Sweeney
---------------------         By:  /s/ J. Michael Wilson
                                   ----------------------------
                                   J. Michael Wilson
                              Its: President